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                                                                    EXHIBIT 10.4

                         SEVERANCE AND RELEASE AGREEMENT

         This Severance and Release Agreement (the "Agreement") is made as of March 1, 1999, by and between CFS Bancorp, Inc. (the "Company"), Citizens Financial Services, FSB (the "Bank") (the Company and the Bank are sometimes collectively referred to herein as the "Employers") and Daniel P. Ryan (the "Executive").

                                   WITNESSETH

         WHEREAS, the Executive previously was employed as Senior Executive Vice President of the Employers pursuant to the provisions of the employment agreement dated July 24, 1998 between the Employers and the Executive (the "Employment Agreement") (any capitalized terms included in this Agreement which are not defined herein shall have the same meaning as set forth in the Employment Agreement);

         WHEREAS, the Employers and the Executive previously have agreed that the Executive's employment would be terminated as of October 1, 1998 for other than Cause, Disability, Retirement or the Executive's death pursuant to Section 5(c) of the Employment Agreement; and

         WHEREAS, the Employers and the Executive wish to enter into this Agreement in order to satisfy all of the Employers' obligations under the Employment Agreement in consideration for the covenants, payments and other benefits specified in this Agreement.

         NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

         1. Termination of Employment. The Employment Agreement shall be deemed to have been terminated effective as of October 1, 1998 (the "Termination Date"). On and after the Termination Date, none of the provisions of the Employment Agreement shall be effective, and all of the rights and responsibilities of each of the Employers and Executive with respect to the Employment Agreement shall be superseded by those that are provided in this Agreement.

         2. Payments and Benefits to the Executive. In consideration of the covenants and the other terms and conditions of this Agreement for the benefit of the Employers, subject to the provision of Section 8 hereof, the Employers agree and covenant to provide the following to the Executive:

              A. The Employers agree to pay to the Executive an aggregate of $317,958.98 in severance payments (the "Severance Payments"), such amount to be paid in substantially equal monthly payments in such manner and at such time as



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                   Executive's salary would have been paid to Executive if he had continued to be employed through December 31, 1999. Executive acknowledges that he has previously received $82,493.20 of such Severance Payments. During the period that the Executive is receiving the Severance Payments, he shall not be entitled to receive any fees for his services as a director or advisory director of the Employers.

              B. Executive will be entitled to participate in the Employers' employee stock ownership plan (the "ESOP") for the ESOP plan years ended December 31, 1998 and 1999.

              C. Executive will be entitled to participate in a supplemental executive retirement plan (which will entitle Executive to cash payments equal to the difference between the benefits actually received under the ESOP and the amount of benefits that would have been received based upon the amount of "compensation" (as defined in the ESOP) received from the Employers (which amounted to $107,246.60 for 1998) absent the limitations imposed by Section 415 of the Internal Revenue Code of 1986 without regard to any additional tax liability incurred by Executive as a result thereof (the "Differential Amount")) with respect to the ESOP (referred to hereinafter as the "ESOP SERP") for the ESOP plan year ended December 31, 1998 or, if such ESOP SERP is not established by the Employers for the plan year ended December 31, 1998, the Employers will otherwise provide Executive with an amount equal to the Differential Amount.

              D. Executive will be entitled to participate in the Employers' defined benefit pension plan (the "Pension Plan") for the Pension Plan years ended December 31, 1998 and 1999 to the extent benefits are not being accrued for Executive for such plan years in the defined benefit pension plan established previously by SuburbFed Financial Corp. or its wholly owned subsidiary, Suburban Federal Bank, a Federal Savings Bank ("Suburban Federal") (collectively "SuburbFed").

              E. Executive will be entitled to participate in Employers' 401(k) defined contribution plan (the "401(k) Plan") for the 401(k) Plan's plan years ended December 31, 1998 and 1999 and the Employers shall make contributions to the 401(k) Plan on his behalf (provided that such matching contributions for any year will be subject to the provisions of the 401(k) Plan and will not exceed 3.0% of the taxable income paid to the Executive by the Employers for such year) to the extent that Executive is not afforded benefits under the 401(k) plan of SuburbFed for such plan years.



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              F.   Executive's participation in the ESOP, the Pension Plan and the 401(k) Plan (collectively, the "Plans") shall, in all cases, be subject to the provisions of the Plans, provided, however, that for the purposes of determining the amount of Executive's benefits thereunder, if any, the Severance Payments to be made pursuant to the provisions of Section 2.A hereof shall be deemed to be salary payments and provided that the Executive shall receive credit for his years of service with SuburbFed for eligibility and vesting purposes (but not for purposes of benefit accrual).

              G. Employers will pay Executive's membership dues at the Flossmoor Country Club through the period ending December 31, 1999.

              H. Executive will continue to participate, on the same basis as the Employer's executive officers, in all life, health, disability and accident plans that provide benefits to any of the executive officers of the Employers through December 31, 1999. After such date, the Executive shall receive the same post-retirement health insurance benefits on the same basis as are being afforded to other retired executive officers of the Employers as of such date. The Employers shall provide to the Executive a written description of their policy regarding post-retirement health insurance benefits as of the date hereof and shall promptly provide to the Executive a reasonably detailed written description of any change to such policy which is effective on or before December 31, 1999. The Employers undertake to use their best efforts to provide Executive with notice of any anticipated change in its post-retirement health insurance policy sufficiently in advance of such change to permit Executive to apply for alternative or additional coverage if desired.

              I. In the event that subsequent hereto Executive is determined by Employers to be unable to participate in the various benefit plans described in Sections 2.B through 2.H hereof, Employers and Executive shall negotiate in good faith a mutually acceptable cash settlement representing the present value of such benefit(s).

              J. Subject to the receipt of applicable shareholder approval at a meeting expected to occur not later than August 31, 1999, the Company shall grant Executive a ten year non-qualified stock option to purchase 26,000 shares of the common stock of CFS (the "CFS Options") at the fair market value thereof on the date of grant, which shall be the date that options are granted to the other directors and executive officers of the Company (but in no event later than three months from the date hereof). The number of shares underlying such stock option and the exercise price thereof shall be subject to adjustment to reflect any special dividend, stock dividend, stock split, recapitalization, merger or similar transaction to the extent provided for under


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                   the terms of the stock option plan pursuant to which the CFS
                   Options are granted. The CFS Options shall vest over a period of not more than five years from the date of grant. The Employers will use their best efforts to ensure that (i) the Executive shall become vested in the 26,000 CFS Options on the applicable vesting dates (regardless of whether the Executive serves on the board of directors on any such vesting date) and (ii) that such options shall remain exercisable for a period of at least five years following the grant date. In order to accomplish the objectives of the immediately preceding sentence, the Employers agree that, if appropriate, they will appoint the Executive to an advisory board to one or more of the Employers or a subsidiary thereof. In the event the Executive is appointed to an advisory board, he shall not be required to attend more than one meeting per quarter and shall be paid fees for attendance in accordance with Employers' policies, provided that Executive is no longer receiving Severance Payments pursuant to the terms hereof.

              K. Within 30 days of the date hereof, Employers shall transfer to Executive title to the 1997 Buick Le Sabre automobile currently provided to the Executive.

              L. Employers shall use their best efforts to preserve Executive's rights to exercise certain options (the "SuburbFed Options") to acquire the common stock of the Company that were granted by SuburbFed and which were assumed by the Company pursuant to the terms of Section 2.7 of the Agreement and Plan of Merger dated December 27, 1997, among the Employers and SuburbFed (the "Merger Agreement"), to the extent permitted by the SuburbFed plans under which such SuburbFed Options were issued, until the earlier of (i) the date such options expire or (ii) the date all of the options granted pursuant to Section 2.J above are vested; provided however, nothing shall require Employers to amend the terms of any of the plans pursuant to which such SuburbFed Options were issued to permit exercise of such options until the expiration of the periods set forth in this Section 2.L.

              M. Nothing in this Agreement shall affect Executive's rights to indemnification as provided in Section 5.9 of the Merger Agreement.

         3.   Release of Employers and Related Parties.

              A. In consideration of the covenants and the other terms and conditions of this Agreement and release for the benefit of Executive, Executive agrees and covenants, on behalf of himself, his heirs and personal representatives, to release completely and forever discharge the Employers from any and all charges, claims and actions relating to Employers' performance under the Employment Agreement or otherwise arising out of Executive's employment


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                   by, or the termination of his employment with, the Employers for all periods of time up to and including 12:00 p.m., September 30, 1998. Executive has not brought any such charges, claims or actions against Employers before signing this Agreement, and Executive covenants not bring any such charges, claims or actions against the Employers in the future, other than charges, claims or actions relating to the Employers' obligations under this Agreement. If Executive violates the provisions of this Section 3.A. by filing or bringing any such charges, claims or actions (other than charges, claims or actions relating to Employers' obligations under this Agreement) in a court of competent jurisdiction contrary to this Section 3.A, in addition to any other rights and remedies the Employers may have, Executive agrees to pay all actual and direct costs of the Employers in defending against such charges, claims or actions brought by the Executive or on his behalf, including reasonable attorney's fees. As referred to in this Section 3.A (as well as for purposes of Section 3.B below), the term "Employers" includes, in addition to the Company and the Bank, the subsidiaries and affiliates of each of them, their respective successors and assigns, and all of their respective past and present directors, officers, representatives, shareholders, agents, employees, and their respective heirs and personal representatives or any of them.

              B. Executive hereby specifically and unconditionally releases the Employers from any and all claims which the Employee may have against any of them and which arose on or before the date of this Agreement under the Age Discrimination in Employment Act (the "ADEA"), including, but not limited to, any claim attributable to the Employers' solicitation of the Employee's consent to the terms of this Agreement, and further acknowledges and represents that:

                        i. Executive waives the Executive's claims under ADEA knowingly and voluntarily in exchange for the commitments made herein by the Employers, and that certain of the benefits provided thereby constitute consideration of value to which the Executive would not otherwise have been entitled;

                        ii. the Executive consulted an attorney in connection with this Agreement;

                        iii. the Executive has been given a period of 21 days
                             within which to consider the terms hereof;

                        iv. the Executive may revoke the waiver of ADEA claims set forth in this Section 3.B for a period of seven
                             (7) days following the execution of this Agreement and the Employee's


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                             waiver of ADEA claims hereunder shall not become
                             effective until the revocation period has expired;

                        v. if the Executive revokes the waiver of ADEA claims in accordance with subsection 4 above, the Executive shall cease to receive the payments and benefits specified in Section 2 hereof, but such revocation shall not be effective with respect to the remainder of this Agreement and the consideration received by the Employee prior to the revocation shall be valid and adequate consideration with respect to the remainder of this Agreement; and

                        vi.  this Agreement complies in all respects with
                             Section 7(f) of ADEA, the waiver provisions of the Older Worker Benefit Protection Act.


         4. Confidentiality. Executive agrees that he will, to the extent permitted by law, keep the terms and conditions of this Agreement confidential, and that all discussions and announcements that the Executive has with employees, shareholders, and any and all other persons or parties shall be wholly consistent with the terms of the mutually agreed upon press release which is attached hereto as Exhibit A. Executive shall support the current management of the Employers in efficiently and effectively integrating the operations, employees, and officers of the former SuburbFed and its affiliates within the Employers. Executive shall refrain, to the extent permitted by law, from taking or assisting others in taking any actions which could reasonably be expected to diminish the perceived market value of the Employers or undermine the efforts of the Employers' management to manage Employers' operations.

         5. Certain Actions. Executive hereby agrees and covenants that from the date of this Agreement until December 31, 1999:

              A. Executive shall not directly or indirectly solicit or encourage any person who is an associate or affiliate of Executive to solicit proxies or consents in opposition to any proposal submitted by the Company's Board of Directors to a vote of the Company's shareholders.

              B. Except as may be required by his fiduciary duties as a director or advisory director of the Company or any of its subsidiaries, the Executive shall not, nor shall he encourage any person who is an associate or affiliate of Executive to
                   (i) join with or assist any person or entity, directly or indirectly, in opposing, or make any statement in opposition to, any proposal submitted by the Company's management to a vote of the Company's shareholders, or (ii) join with or assist any person or entity, directory or indirectly, in


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                   supporting or endorsing, or make any statement in favor of, any proposal submitted to a vote of the Company's shareholders that is opposed by Company's Board of Directors.

              C. Except as may be required by his fiduciary duties as a director or advisory director of the Company or any of its subsidiaries, the Executive shall not contact employees of the Employers regarding the business or operations of Employers, provided, however, that nothing in this Agreement shall affect Executive's ability to (i) contact employees of the Employers with respect to issues regarding his personal deposit or loan accounts maintained at the Bank or (ii) converse with any of Messrs. Thomas F. Prisby, James W. Prisby or John T. Stephens.

         6. Binding Agreement; Termination. This Agreement shall be binding upon and inure to the benefit of any successor to the Company and the Bank (whether direct or indirect, by purchase, merger or consolidation, by operation of law, or otherwise) or any person which acquires all or substantially all of the assets of the Company or the Bank or any assignee of the Company or the Bank (collectively "Successor"), and the Company and the Bank will require any Successor to expressly assume and agree to perform and carry out the obligations of this Agreement and any instrument executed by the Company and/or the Bank hereunder in the same manner and to the same extent as the Company and the Bank. This Agreement shall also be binding on and inure to the benefit of Executive. This Agreement shall terminate upon the death of Executive and his heirs and beneficiaries shall have no right to compensation or other benefits hereunder for any period after the date of Executive's death except as to any payments or benefits earned pursuant to the terms hereof prior to such date but not received as of the date of death.

         7. Withholding. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law and regulation.

         8. Mitigation. The Executive shall not be required to mitigate the amount of any payments or other benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer; provided, however, notwithstanding anything to the contrary herein the benefits provided by Sections 2.B through 2.I shall only be required to be provided until the earlier to occur of December 31, 1999 or the date of Executive's full-time employment by another employer (provided Executive is entitled under the terms of such employment to benefits substantially similar to those provided by Employers).

         9. Representation. Employers and Executive represent that they have reviewed this Agreement, and that each of them is fully aware of the content of this Agreement and of its legal effect, and acknowledge that this is a legally valid and binding obligation of the parties.


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         10. Amendment and Waiver. The terms of this Agreement may not be modified other than in a writing signed by the parties. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.

         11. Legal Fees.

              A. Legal fees and expenses up to $5,000 incurred by Executive in negotiating the terms of this Agreement will be paid for by Employers provided written documentation providing reasonable detail with respect to such fees and expenses is provided to Employers.

              B. All reasonable legal fees and costs paid or incurred by Executive on the one hand or the Employers on the other hand pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Employers to the Executive if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement and shall be paid or reimbursed by the Executive to the Employers if the Employers are successful on the merits pursuant to a legal judgment, arbitration or settlement.

         12. Notices. All notices, demands, consents or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given when: (i) personally delivered, or (ii) sent postage prepaid by registered or certified mail, return receipt requested, such receipt showing delivery to have been made, or (iii) sent overnight by prepaid receipt courier addressed as follows:

               If to Executive:  Daniel P. Ryan
                                 1014 Douglas
                                 Flossmoor, Illinois 60422

               If to Employers:  CFS Bancorp, Inc.
                                 Citizens Financial Services, FSB
                                 707 Ridge Road
                                 Munster, Indiana 46321
                                 Attention: Thomas F. Prisby
                                            Chairman and Chief Executive Officer

         13. Entire Agreement. This Agreement incorporates the entire understanding among the parties relating to the subject matter hereof, recites the sole consideration for the promises exchanged

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and supercedes any prior agreements between the Employers and Executive with respect to the subject matter hereof, including without limitation, as of the date hereof, the Employment Agreement. In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein.



         14. Invalid Provisions: If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

         15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, except to the extent that applicable federal law preempts the laws of the State of Indiana.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Release as of the day and year first above written.

WITNESSES:                         CFS BANCORP, INC.




/s/January R. Halls_______         By:      /s/Thomas F. Prisby________

                                   Title    Chairman____________________


                                   CITIZENS FINANCIAL SERVICES, FSB


/s/January R. Halls_______         By:      /s/Thomas F. Prisby_________

                                   Title:  Chairman__________________


                                   DANIEL P. RYAN


/s/January R. Halls______          /s/ Daniel P. Ryan__________________


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